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                      [GERBER PRODUCTS COMPANY LETTERHEAD]




                                 April 29, 1994



Sandoz Corporation
608 Fifth Avenue
New York, NY 10020

Attention:    Heinz Imhof
              Vice Chairman and
                Chief Executive Officer


                           CONFIDENTIALITY AGREEMENT


Gentlemen:

     This letter agreement is in regard to our discussions concerning possible negotiated business arrangements in our mutual interest involving Gerber Products Company (the "Company"). In connection therewith you may receive certain written or oral information concerning the Company and its subsidiaries from officers, directors, employees, agents or advisors of the Company. All such information furnished to you, your officers, directors, employees, agents or representatives (collectively, "Representatives") and all analyses, compilations, computer disks, forecasts, studies or other documents prepared by you or your Representatives based on any such information are hereinafter referred to as the "Information." In consideration of our entering into such discussions, you agree that:

     The Information will be used by you and your Representatives solely for the purpose of exploring possible negotiated business arrangements and not for any other business or competitive purpose. The Information will be kept confidential by you and your Representatives. Without the prior written consent of the Company, neither you nor your Representatives will disclose to any person the fact that the Information has been made avail-

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able or that discussions between the parties concerning possible business arrangements or involving the Company are taking place or any term, condition or other fact relating to any such business arrangement (except as required by law and then only after compliance with the next paragraph hereof).

     In the event that you or any of your Representatives are required by law to disclose any of the Information, you will notify us promptly so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with certain terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that we waive compliance with certain terms of this letter agreement, you will furnish only that portion of the Information which you are advised by counsel is legally required and will exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

     If we do not proceed with any business arrangement, or upon the Company's request (i) all Information furnished to you will be promptly returned to the Company and (ii) all other written Information will be destroyed with any such destruction confirmed by you in writing to the Company; provided, that all Information (including, oral Information) will remain subject to the terms of this Agreement. This letter agreement does not apply to such portions of the Information which you demonstrate (i) are or become generally available to the public (other than as a result of a disclosure by you or your Representatives),
(ii) were available to you on a nonconfidential basis prior to disclosure to you by the Company or its Representatives or (iii) become available to you on a nonconfidential basis from a source other than the Company or one of its Representatives which is entitled to disclose it.

     The Company has endeavored to provide you with Information which it believes to be relevant to your investigation. You understand, however, that the Company, its agents and its Representatives make no representations or warranties as to the accuracy or completeness of the Information. You also agree that the Company, its agents and its Representatives shall have no liability to



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you or any of your Representatives resulting from the use of the Information by you or your Representatives.

     For a period of three years after the date hereof, without the prior written consent of the Company, you will not, and will cause each of your affiliates (as such term is defined under the Securities Exchange Act of 1934) not to, singly or as part of a group, in any manner, directly or indirectly:
(i) own or acquire or propose to acquire, by purchase or otherwise, any equity securities of the Company ("Equity Securities") or any assets of the Company or any rights to acquire any Equity Securities or assets of the Company, provided that, notwithstanding the other provisions of this letter agreement, you may acquire Equity Securities of the Company (not exceeding 1% of the outstanding Equity Securities of the Company) in the ordinary course of your portfolio investment activities provided that any investment decision to acquire such Equity Securities is not made by persons who have had access to any Information or who are aware (other than from public disclosures not made in violation of this letter agreement) of the transactions contemplated by this letter agreement, (ii) participate in any solicitation of proxies or become a participant in any election contest with respect to the Company, (iii) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or (iv) otherwise act, alone or in concert with others, to seek or offer to control or influence, in any manner, the management, Board of Directors or policies of the Company. For a period of three years after the date hereof, unless such shall have been specifically invited in writing by the Company, you will not, and will cause each of your affiliates not to, directly or indirectly, seek or offer to negotiate with or make any statement or proposal to the Company, its Representatives or to any stockholder of the Company, or otherwise make any public announcement with respect to (i) any form of business combination or transaction involving the Company, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company, (iii) any request to amend, waive or terminate the provisions of this letter agreement or (iv) any proposal or other statement inconsistent with the terms of this letter agreement.





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     Notwithstanding the last sentence of the previous paragraph, if (a) the
Board of Directors of the Company approves a transaction with any person (other than the Company or any employee benefit plans of the Company), and (b) such transaction would result in such person beneficially owning more than 50% of the outstanding Equity Securities or all or substantially all of the assets of the Company, then you shall be permitted to seek or offer to negotiate with or make a statement or proposal to the Company or its Representatives to acquire more than 50% of the outstanding Equity Securities of the Company or all or substantially all of the assets of the Company, provided that the offer is at a price and on terms that are financially superior to the price and terms of the transaction proposed by such person.

     You acknowledge and agree that (a) we and our Representatives are free to conduct the process leading up to a possible business arrangement as we and our Representatives, in our sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of a business arrangement at any time without prior notice to you or any other person, to reject any and all proposals made by you and any of your Representatives with regard to any business arrangement, and to terminate discussions and negotiations with you at any time and for any reason and (c) unless and until a written definitive agreement concerning a business arrangement has been executed, neither we nor any of our Representatives will have any liability to you with respect to any business arrangement, whether by virtue of this letter agreement, any other written or oral expression with respect to any business arrangement or otherwise.

     You acknowledge that, in the event of any breach of this letter agreement by you, the Company would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Company, in addition to any other remedy to which it may be entitled, shall be entitled to an injunction to prevent breaches of, and to compel specific performance of, this letter agreement.





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     Any proceeding relating to this letter agreement shall be brought in a federal or state court of New York. You and the Company hereby consent to personal jurisdiction in any such action and to service of process by mail, and waive any objection to venue in any such New York court. This letter agreement shall be governed by the internal laws of the State of New York and shall inure to the benefit of and be binding upon the Company and you and our respective affiliates, successors and assigns, including any successor to the Company or you or substantially all of the Company's or your assets or business.





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     Please sign and return one copy of this letter which thereupon will constitute an agreement with respect to the subject matter hereof.

                                        Very truly yours,





                                        By /s/ Fred K. Schomer
                                           -------------------------
                                           Title:  Executive Vice
                                                     President


Confirmed and agreed to as of
the date first above written:





By /s/ Heinz Imhof
  ------------------------------
  Title:  Vice-Chairman and CEO





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